Exhibit 99.1

Allegheny Technologies and Boeing Extend Long-Term Titanium Products Supply Agreement

PITTSBURGH--(BUSINESS WIRE)--October 5, 2011--Allegheny Technologies Incorporated (NYSE: ATI) today announced that it has extended the term of its long-term titanium products supply agreement with The Boeing Company (NYSE: BA) through December 31, 2018. The extension agreement covers value-added titanium mill products and provides opportunity for greater use of ATI's highly engineered titanium cast and forged products.

“We are pleased to extend our titanium products supply agreement with Boeing,” said Rich Harshman, Chairman, President and Chief Executive Officer. “The extension agreement solidifies our key-supplier position at The Boeing Company and recognizes today’s supply chain requirement to provide more value-added titanium products. ATI’s strategic investments and acquisitions over the past several years provide the capacity and capability to produce titanium products from raw material (titanium sponge) to value-added mill products, as well as highly engineered and technically complex forgings and castings. ATI is well positioned to benefit from the expected unprecedented growth in Boeing’s build rates during the years of this agreement.”

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $4.7 billion for the last twelve months. ATI has approximately 11,300 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004